Exhibit 3
Execution Version

INVESTMENT AGREEMENT
dated as of June 18, 2010
between
Boston Private Financial Holdings, Inc.
and
BP Holdco, L.P.

TABLE OF CONTENTS

		Page
	ARTICLE I

	PURCHASE; CLOSING

	Purchase	1
	Closing	1

	ARTICLE II

	REPRESENTATIONS AND WARRANTIES

2.1	Disclosure	4
	Representations and Warranties of the Company	5
	Representations and Warranties of Purchaser	19

	ARTICLE III

	COVENANTS

	Filings; Other Actions	22
	Access, Information and Confidentiality	23
	Conduct of the Business	24

	ARTICLE IV

	ADDITIONAL AGREEMENTS

	Market Stand Off	25
	Additional Agreements	26
	[Reserved]	27
	Legend	27
	[Reserved]	28
	Certain Transactions	28
	Indemnity	28
	Exchange Listing	31
	Registration Rights	31
	[Reserved]	31
	Gross-Up Rights	31

	ARTICLE V

	TERMINATION

	Termination	32
	Effects of Termination	32

i

INDEX OF DEFINED TERMS

Location of
Term	Definition
Affiliate	6.9(a)
Agency	2.2(v)(3)(A)
Agreement	Preamble
Articles of Organization	2.2(a)(1)
Beneficially Own	6.9(h)
Beneficial Owner	6.9(h)
Benefit Plan	2.2(r)(1)
BHC Act	2.2(a)(1)
Board of Directors	2.2(a)(1)
business day	6.9(e)
CERCLA	2.2(u)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(i)
Common Stock	Recitals
Company	Preamble
Company Financial Statements	2.2(f)
Company Preferred Stock	2.2(b)
Company Reports	2.2(g)(1)
Company Significant Agreement	2.2(l)
Company Subsidiary	2.2(a)(2)
Company 10-K	2.1(c)
control/controlled by/under common control with	6.9(a)
Delayed Delivery Date	1.2(a)
De Minimis Claim	4.7(e)
Disclosure Schedule	2.1(a)
Equity Commitment Letter	3.1(c)
ERISA	2.2(r)(1)
Exchange Act	2.2(g)(1)
GAAP	2.1(b)
Governmental Entity	1.2(b)(1)(A)
herein/hereof/hereunder	6.9(d)
including/includes/included/include	6.9(c)
Indemnified Party	4.7(c)
Indemnifying Party	4.7(c)
Information	3.2(b)
Insurer	2.2(v)(3)(C)
Investor	3.1(c)
knowledge of the Company/Company’s knowledge	6.9(g)
Liens	2.2(c)
Loan Investor	2.2(v)(3)(B)

Location of
Term	Definition
Lock-Up Period	4.1(a)
Losses	4.7(a)
Material Adverse Effect	2.1(b)
or	6.9(b)
person	6.9(f)
Pre-Closing Period	3.3
Previously Disclosed	2.1(c)
Prior Agreement	Recitals
Public Offering	Recitals
Purchase Price	1.2(c)(2)
Purchaser	Preamble
Purchaser Shares	4.1(a)
Regulatory Agreement	2.2(t)(1)
SEC	2.1(c)
Securities	Recitals
Securities Act	2.2(g)(1)
Series B Preferred Stock	Preamble
Subsidiary	2.2(a)(2)
Taxes	2.2(i)
Tax Return	2.2(i)
Threshold Amount	4.7(e)
Transferee Preferred Stock	4.2(a)
Transferee Warrants	4.2(b)
Voting Debt	2.2(b)
Warrants	Recitals

     INVESTMENT AGREEMENT, dated as of June 18, 2010 (this “Agreement”), between Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), and BP Holdco, L.P., a Delaware limited partnership (“Purchaser”).
RECITALS:
     A. Prior Investment. The Company and Purchaser previously entered into an Investment Agreement dated as of July 22, 2008, as amended (the “Prior Agreement”), pursuant to which, among other things, the Company (i) sold to Purchaser certain shares of Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock, par value $1.00 per share, of the Company (“Series B Preferred Stock”), (ii) issued to Purchaser certain warrants (the “Warrants”) to purchase shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) and (iii) in connection with the sale of such shares of capital stock and issuance of such Warrants, granted certain rights to Purchaser.
     B. The Public Offering. On June 15, 2010, the Company undertook a registered underwritten public offering of shares of Common Stock (the “Public Offering”).
     C. The Investment. The Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company, shares of Common Stock.
     D. The Securities. The term “Securities” refers to the shares of Common Stock referred to in Section 1.2(c), which are to be purchased under this Agreement.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
PURCHASE; CLOSING
     1.1 Purchase. On the terms and subject to the conditions set forth herein, Purchaser will purchase from the Company, and the Company will sell to Purchaser, a number of shares of Common Stock set forth in Section 1.2(c)(1).
     1.2 Closing.
     (a) Time and Date of Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase of the Securities referred to in Section 1.1 by Purchaser pursuant hereto (the “Closing”) shall occur at 9:30 a.m., New York time, on June 22, 2010, provided, however, that if such conditions have not been so satisfied or waived on such date, the Closing shall occur on the first business day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this

Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, New York 10017 or such other date and/or location as agreed by the parties, provided, further, that the delivery of the Securities and the payment of the Purchase Price therefor shall be made on a delayed basis on the date that is 10 business days following the Closing Date (the “Delayed Delivery Date”), as further specified herein. The date of the Closing is referred to as the “Closing Date.”
     (b) Closing Conditions.
     (1) The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by Purchaser and the Company prior to the Closing of the following conditions:
     (A) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Purchaser or its Affiliates from owning or voting any Securities in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”), and no written notice shall have been issued and not withdrawn by any federal or state banking regulator of competent jurisdiction, seeking to effect any of the foregoing;
     (B) the shares of Common Stock purchased hereunder shall have been authorized for listing on The NASDAQ Global Select Market or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance; and
     (C) the Company shall have received on or prior to the Closing Date cash proceeds from the completion of the Public Offering which, when added to the Purchase Price to be received on the Delayed Delivery Date, and after deducting all fees, expenses and underwriting discounts paid or payable in connection with the Public Offering and the transactions contemplated hereby, shall equal an aggregate amount of not less than $27,250,000.
     (2) The obligation of Purchaser to consummate the purchase of the Securities is also subject to the fulfillment or written waiver by Purchaser prior to the Closing of each of the following conditions:

     (A) the Company shall have performed in all material respects all obligations required to be performed by it at or prior to Closing pursuant to this Agreement; and
     (B) Purchaser shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(b)(2)(A) have been satisfied.
     (3) The obligation of the Company to effect the Closing is subject to the fulfillment or written waiver by the Company prior to the Closing of the following additional conditions:
     (A) Purchaser has performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement; and
     (B) the Company shall have received a certificate signed on behalf of Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(b)(3)(A) have been satisfied.
     (c) Delivery. Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(b), on the Delayed Delivery Date:
     (1) the Company will deliver to Purchaser a certificate representing 1,084,450 shares of Common Stock.
     (2) Purchaser will pay to the Company an amount (the “Purchase Price”) equal to the number of shares of Common Stock to be delivered pursuant to Section 1.2(c)(1) multiplied by $5.77975.
     For the avoidance of doubt, following the occurrence of the Closing, the obligations of the Company to deliver the Securities on the Delayed Delivery Date and Purchaser to pay for such Securities on the Delayed Delivery Date shall become irrevocable and unconditional save for the condition that the other party shall have made the required delivery of the Securities or payment, as applicable, as stated in Sections 1.2(c)(1) and 1.2(c)(2).

ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1 Disclosure.
     (a) On or prior to the date hereof, the Company delivered to Purchaser and Purchaser delivered to the Company a schedule (a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article III.
     (b) As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of Purchaser, (D) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing price appreciation/depreciation trends, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (including guidance as to “earnings drivers”) for any period ending on or after December 31, 2009 (but not the underlying causes of such failure), (G) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism and (H) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (B), (D) and (G), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally.
     (c) “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Schedule, provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed by it with the Securities and Exchange Commission (“SEC”) on March 12, 2010 (the “Company 10-K”), (B) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on April 2, 2010, (C) its Quarterly Report on Form 10-Q, as filed by it with the SEC on May 7, 2010, or (D) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2010 and publicly available prior to the date of this Agreement (excluding, in the case of all of the foregoing documents, any risk factor disclosures contained in such documents (whether or not included under the heading “Risk Factors”), any disclosure of risks included in any “forward-looking statements” disclaimer and other statements that are similarly non-specific or are predictive or forward-looking in nature).
     2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, that:
     (a) Organization and Authority.
     (1) The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). The Company has furnished to Purchaser true, correct and complete copies of the Restated Articles of Organization, as amended to date (the “Articles of Organization”) and the by-laws of the Company as in effect on the date of this Agreement, and no amendments thereto are pending or contemplated, except for the adoption and filing of articles of amendment pursuant to Section 4.2(a) hereof. The Company is not in violation of any provision of its Articles of Organization or its by-laws. The minute books of the Company made available to Purchaser reflect in all material respects all corporate actions taken since January 1, 2008 by the Company’s stockholders and the board of directors of the Company (the “Board of Directors”) (including committees of the Board of Directors).
     (2) Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted. Each of the Company’s depository institution subsidiaries is duly organized and validly existing under its jurisdiction of organization and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation, and all premiums and assessments required to be paid in connection therewith have been paid when due. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.
     (b) Capitalization. The authorized capital stock of the Company consists of 170,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, $1.00 par value, of the Company (the “Company Preferred Stock”). As of the date hereof, there are (i) 70,109,908 shares of Common Stock outstanding, (ii) 401 shares of Series B Preferred Stock outstanding, and (iii) 17,346,548 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and the Warrants and conversion of outstanding shares of Series B Preferred Stock. Except for the foregoing, and except for shares issued or reserved for issuance pursuant to employee equity awards outstanding or granted after the date hereof in the ordinary course of business consistent with past practice, the Company shall not have (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Except (i) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, and (ii) as set forth elsewhere in this Section 2.2(b), the

Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or redemption or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or redeem or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).
     (c) Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenant, title defect, security interests and other encumbrances of any kind (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or redemption or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.
     (d) Authorization.
     (1) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings or stockholder actions are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.
     (2) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) its Articles of Organization or by-laws (or similar governing documents) or the articles of organization, charter, by-laws or other governing instrument of any Company Subsidiary, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.2(e), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, except, in the case of clauses (A)(ii) and (B), for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (e) Governmental Consents. Other than the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.
     (f) Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included in any Company Report filed with the SEC, (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments.

     (g) Reports.
     (1) Since December 31, 2007, the Company and each Company Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates. No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. To the knowledge of the Company, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 under the Exchange Act, without qualification, with respect to the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010.
     (2) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the system of internal accounting controls described below in this Section 2.2(g). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company

Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2008, (A) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.
     (h) Properties and Leases. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.
     (i) Taxes. (1) Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and (y) paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (3) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. None of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable. None of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
     (j) Absence of Certain Changes. Since December 31, 2009 until the date hereof, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (2) except for publicly disclosed ordinary dividends on the Common Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests and (3) no event or events have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     (k) No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements filed prior to the date hereof to the extent required to be so reflected or reserved against in accordance with GAAP, except for (1) liabilities that have arisen since December 31, 2009 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities under (other than liabilities arising from any breach or violation of)

agreements Previously Disclosed or not required by this Agreement to be so disclosed and (3) liabilities that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (l) Commitments and Contracts. The Company has Previously Disclosed or provided to Purchaser true, correct and complete copies of each of the following to which the Company or any Company Subsidiary is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):
     (1) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;
     (2) any contract or agreement which limits the freedom of the Company or any of the Company Subsidiaries to compete in any line of business;
     (3) any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or the Company Subsidiaries;
     (4) any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company or any of the Company Subsidiaries; and
     (5) any contract pursuant to which any benefit thereunder would be accelerated or increased or any of the rights or obligations of the parties thereunder would be otherwise changed or affected, by the transactions contemplated hereby or by the Public Offering.
Except as Previously Disclosed: (i) each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect; (ii) the Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; and (iii) as of the date hereof, neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.

     (m) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Securities to Purchaser pursuant to this Agreement to the registration requirements of the Securities Act.
     (n) Status of Securities. The shares of Common Stock to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action and stockholder action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.
     (o) Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries.
     (p) Compliance with Laws. The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary. The Company and each Company Subsidiary has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.

     (q) Labor. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary.
     (r) Company Benefit Plans.
     (1) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries, as well as each Benefit Plan, have complied, and are now in compliance with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock incentive, severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.
     (2) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except for liabilities fully reserved for or identified in the Company Financial Statements filed prior to the date hereof, no claim has been made, or to the knowledge of the Company threatened, against the Company or any of the Company Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including without limitation any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan.
     (3) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor the Company Subsidiaries has incurred any withdrawal liability as a result of a complete or partial withdrawal from a “multiemployer plan”, as that term is defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full, and no event has occurred which would reasonably be expected to give rise to any liability to the Company or any Company Subsidiary under Title IV of ERISA.

     (4) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.
     (s) Risk Management Instruments. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all material derivative instruments, including, swaps, caps, floors and option agreements to which the Company or any of its Subsidiaries is a party were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.
     (t) Agreements with Regulatory Agencies; Compliance with Certain Banking Regulations.
     (1) Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2008, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since December 31, 2008 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Each of the Company and each Company Subsidiary is in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.
     (2) The Company has no knowledge of any facts and circumstances, and has no reason to believe that any facts or circumstances exist, that would cause any of its Subsidiary banking institutions: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory”; (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the PATRIOT ACT, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations as well as the provisions of all information security programs adopted by Company Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not aware of any facts or circumstances which would cause it to believe that any nonpublic customer information has been disclosed to or accessed by an unauthorized third party.
     (3) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and each Company Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable federal and state law and regulation and common law. None of the Company, any Company Subsidiary or any director, officer or employee of the Company or any Company Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     (u) Environmental Liability. There is no legal, administrative, arbitral or other proceeding, claim or action of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company Subsidiary with respect to any environmental health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any such environmental liability.
     (v) Loan Portfolio; Mortgage Banking Business. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
     (1) All of the written and oral loan agreements, notes or borrowing arrangements (including, without limitation, all leases, credit enhancements, commitments, guarantees and interest-bearing assets) originated or purchased and held by the Company or any Company Subsidiary were solicited, originated and exist in compliance with all applicable loan policies and procedures of the Company and the Company Subsidiaries. The information (including electronic information and information contained on tapes and computer disks) with respect to all loans of the Company and the Company Subsidiaries furnished to Purchaser by the Company is, as of the respective dates indicated therein, true and complete in all material respects; provided that such information excludes information as would identify the names and addresses or other similar personal information of any customer.
     (2) The Company and each Company Subsidiary has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary satisfied, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
     (3) No Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Company Subsidiary to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary or (C) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with laws.
     For purposes of this Section 2.2(v):
(A) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.
(B) “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such mortgage loan; and

(C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
     (w) Anti-takeover Provisions Not Applicable. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of Chapter 110D of the Massachusetts Business Corporation Law, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and will not apply to this Agreement or to any of the transactions contemplated hereby.
     (x) Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.
     (y) Brokers and Finders. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors, or to the Company’s knowledge, other employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby.
     2.3 Representations and Warranties of Purchaser. Except as Previously Disclosed, Purchaser hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date, that:
     (a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

     (b) Authorization.
     (1) Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser’s board of directors, general partner or managing members, as the case may be, and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     (2) Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets, except, in the case of clauses (A)(ii) and (B), for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
     (3) Other than the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

          (c) Purchase for Investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Purchaser (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined in Rule 501 of the Securities Act).
          (d) Ownership. As of the date of this Agreement, Purchaser together with each of its Affiliates (other than any portfolio company or other Affiliate with respect to which Purchaser is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners of (i) 6,346,572 shares of Common Stock, (ii) 401 shares of Series B Preferred Stock and (iii) Warrants to purchase 5,443,065 shares of Common Stock.
          (e) Financial Capability. At Closing, Purchaser will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.
          (f) Knowledge as to Conditions. As of the date of this Agreement, Purchaser does not know of any reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.
          (g) Purchaser’s Operations. Purchaser has not conducted any business other than that (i) in relation to the Prior Agreement the transactions contemplated thereby and (ii) in relation to this Agreement the transactions contemplated hereby.
          (h) Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III
COVENANTS
     3.1 Filings; Other Actions.
          (a) Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, Purchaser will use its reasonable best efforts to promptly obtain or submit, and the Company will cooperate as may reasonably be requested by Purchaser to help Purchaser promptly obtain or submit, as the case may be, as promptly as practicable, all notices to and, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement. Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a). To the extent permitted by applicable law, Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
          (b) Purchaser, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to Purchaser, all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement.

          (c) Purchaser has provided the Company with true, correct and complete copies of the Equity Financing Commitment letter (the “Equity Commitment Letter”), dated as of the date hereof, between Purchaser and Carlyle Global Financial Services Partners, L.P. (the “Investor”). As of the date hereof, the Equity Commitment Letter (i) is in full force and effect, (ii) is a valid and binding agreement of Purchaser and, to Purchaser’s knowledge, each of the other parties thereto and (iii) has not been amended or modified in any respect. Purchaser shall take all actions reasonably necessary to enforce the obligations of the Investor under the Equity Commitment Letter.
     3.2 Access, Information and Confidentiality.
          (a) For so long as Purchaser owns any Securities, the Company will (i) permit Purchaser to visit and inspect, at Purchaser’s expense, the properties of the Company and the Company Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request, (ii) deliver to Purchaser, simultaneously with its delivery to the Company’s senior management, (A) the monthly financial reporting package delivered to the Company’s senior management and (B) any other periodic financial reports prepared by or on behalf of the Company and the Company’s Subsidiaries for the senior management of the Company, (iii) make appropriate officers and directors of the Company, and Company Subsidiaries, available periodically and at such times as reasonably requested by Purchaser for consultation with Purchaser or its designated representative with respect to matters relating to the business and affairs of the Company and Company Subsidiaries and (iv) to the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the Purchaser or its designated representative in advance with respect to any significant corporate actions, and to provide the Purchaser or its designated representative with the right to consult with the Company and Company Subsidiaries with respect to such actions. Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (x) prohibited by applicable law or regulation, (y) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent Purchaser provides assurances reasonably acceptable to the Company that such information shall not be used by Purchaser or its Affiliates to compete with the Company and Company Subsidiaries), or (z) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided, however, that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (z) apply). In the event, and to the extent, that, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is reasonably determined that the rights afforded pursuant to this Section 3.2 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Securities, Purchaser and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations.
          (b) Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.
          3.3 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, however, that nothing in this sentence shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law. During the Pre-Closing Period, the Company shall not declare or pay any dividend or distribution on the Common Stock (other than regular quarterly cash dividends of not more than $0.01 per share per quarter).

ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Market Stand Off.
          (a) Purchaser hereby agrees that, during the period specified in the following paragraph (the “Lock-Up Period”), Purchaser will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of capital stock of the Company, or any options or warrants to purchase any shares of capital stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of capital stock of the Company, whether now owned or hereinafter acquired, owned directly by Purchaser (including holding as a custodian) or with respect to which Purchaser beneficial owns within the rules and regulations of the SEC (collectively the “Purchaser Shares”); provided, however, that nothing herein will prevent Purchaser from making any distribution of Registrable Securities to the partners or shareholders thereof or a transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 4.1(a). The foregoing restriction is expressly agreed to preclude Purchaser from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Purchaser Shares even if such shares of capital stock would be disposed of by someone other than Purchaser. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Purchaser Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the capital stock of the Company.
          (b) The initial Lock-Up Period will commence on the Closing Date and continue for 60 days after the Closing Date; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Company waives, in writing, such extension.
          (c) Purchaser and the Company each hereby acknowledge and agree that the Company shall provide written notice of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph to Purchaser and agrees that any such notice properly delivered in accordance with the terms of Section 6.7 of this Agreement will be deemed to have been given to, and received by, Purchaser. Purchaser hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Section 4.1 during the Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.
          (d) Purchaser agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Purchaser Shares except in compliance with the foregoing restrictions.
          (e) Purchaser and the Company each acknowledge and agree that (i) the terms of this Section 4.1 shall only apply if, and solely to the extent that, all officers and directors of the Company are bound by and have entered into substantially identical agreements with the same Lock-Up Period and (ii) any waiver of the terms of any similar agreement in favor of any particular stockholder will proportionately apply, in substantially the same manner, to Purchaser.
     4.2 Additional Agreements.
          (a) The Company shall use commercially reasonable efforts to further amend its Articles of Organization within 45 days of the Closing to authorize the creation of a new series of Company Preferred Stock (the “Transferee Preferred Stock”) having identical terms in all respects to the Series B Preferred Stock, except that the Transferee Preferred Stock shall not be subject to the transfer restrictions set forth in Section 4.2 of the Prior Agreement, and shall not contain any limitation on any person’s ability to own, control, have the power to vote or convert the shares of Transferee Preferred Stock (or the shares of Common Stock into which shares of Transferee Preferred Stock may be converted) or any limitation on any adjustment or other provision therein, on the basis of the percentage of voting securities that any holder of such securities (or any of its Affiliates) owns, controls or has the power to vote.
          (b) The Company shall use commercially reasonable efforts to register warrants (“Transferee Warrants”) having identical terms in all respects to the Warrants issued to Purchaser pursuant to the Prior Agreement, except that such Transferee Warrants shall not be subject to the transfer restrictions set forth in Section 4.2 of the Prior Agreement, and shall not contain any limitation on any person’s ability to own, control, have the power to vote or exercise the Transferee Warrants (or the shares of Common Stock that the holder of any Transferee Warrants may be entitled upon exercise) or any limitation on any adjustment or other provision therein, on the basis of the percentage of voting securities that any holder of such securities (or any of its Affiliates) owns, controls or has the power to vote.

          (c) At any time after the registration of the Transferee Preferred Stock and Transferee Warrants, in connection with any transfer, sale, assignment or other disposition of Series B Preferred Stock and/or Warrants pursuant to the terms of Section 4.2 of the Prior Agreement, upon the request of the transferor, the transferor shall be entitled to surrender to the Company the shares of Series B Preferred Stock and/or the Warrants to be so transferred, and, upon such surrender, the Company shall issue to the transferor for immediate delivery to the transferee, in lieu of the shares of Series B Preferred Stock and/or Warrants surrendered, an equal number of shares of the respective series of Transferee Preferred Stock and/or Transferee Warrants, as the case may be. Any securities issued pursuant to this paragraph shall be deemed “Registrable Securities” for purposes of the Prior Agreement.
     4.3 [Reserved].
     4.4 Legend.
          (a) Purchaser agrees that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend substantially to the following effect:
     (1) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
     (2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF JUNE 18, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
          (b) Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause clause (1) of the legend to be removed from any certificate for any Securities to be Transferred in accordance with the terms of this Agreement and clause (2) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

     4.5 [Reserved].
     4.6 Certain Transactions. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.
     4.7 Indemnity.
          (a) The Company agrees to indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby.
          (b) Purchaser agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their officers, directors, partners, members and employees, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of Purchaser’s representations or warranties in this Agreement or (2) Purchaser’s breach of agreements or covenants made by Purchaser in this Agreement.
          (c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided, however, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.7 unless and only to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions); provided, however, that if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any and all Losses, then the Indemnifying Party shall be entitled to assume and conduct the defense thereof at its expense and through counsel of its choice reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within twenty business days of the receipt of such notice from the Indemnified Party, and, in such event, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, further, that if the counsel to the Indemnified Party advises such Indemnified Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.
          (d) For purposes of the indemnity contained in Section 4.7(a)(1) and Section 4.7(b)(1), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy or breach of any representations and warranties in this Agreement.
          (e) The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(a)(1), disregarding all qualifications or limitations set forth in such representations and warranties as to materiality, “Material Adverse Effect” and words of similar import, (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim (including a series of related claims) are less than $100,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(a)(1) exceed 1.0% of the Purchase Price (the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount. Purchaser shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(b)(1), disregarding all qualifications or limitations set forth in such representations and warranties as to materiality, “Material Adverse Effect” and words of similar import, (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(b)(1) exceed the Threshold Amount, in which event Purchaser shall be responsible for only the amount of such Losses in excess of the Threshold Amount. The cumulative indemnification obligation of (1) the Company to Purchaser and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) Purchaser or (2) Purchaser to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with the) Company, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price.
          (f) Any claim for indemnification pursuant to Section 4.7(a)(1) or 4.7(b)(1) for breach of any representation or warranty can only be brought on or prior to the second anniversary of the Closing Date; provided, however, that a claim for indemnification pursuant to Section 4.7(a)(1) for breach of any representation or warranty set forth in Section 2.2(i) can be brought at any time prior to the expiration of the applicable statute of limitations; provided, further, that if notice of a claim for indemnification pursuant to Section 4.7(a)(1) or 4.7(b)(1) for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.
          (g) The indemnity provided for in this Section 4.7 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided, however, that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.
          (h) No investigation of the Company by Purchaser, or by the Company of Purchaser, whether prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

          (i) Any indemnification payments pursuant to this Section 4.7 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.
     4.8 Exchange Listing. The Company shall, as promptly as practicable, use its reasonable best efforts to cause the shares of Common Stock sold pursuant to the terms of this Agreement to be approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable and in any event before the Closing.
     4.9 Registration Rights.
          (a) The Securities (and any securities that may be deliverable pursuant to Section 4.2(c)) shall be deemed “Registrable Securities” for all purposes under Section 4.9 of the Prior Agreement and the Company’s obligations under Section 4.9 of the Prior Agreement are hereby incorporated by reference into this Agreement.
          (b) The Company shall, as promptly as practicable and in any event within 45 days after the Closing, use its commercially reasonable efforts to cause to be filed a registration statement on Form S-1, or to amend any existing Shelf Registration Statements (as defined in the Prior Agreement) to include the Securities issued pursuant to this Agreement (and/or any securities that may be deliverable pursuant to Section 4.2(c) of this Agreement).
     4.10 [Reserved].
          4.11 Gross-Up Rights. Purchaser’s rights under Section 4.11 of the Prior Agreement shall be incorporated by reference into this Agreement with respect to the Securities and the Securities shall be included as securities held by Purchaser in any calculation of the amount of New Securities (as defined in the Prior Agreement) that the Gross-Up Entity (as defined in the Prior Agreement) shall be entitled to purchase pursuant to Section 4.11 of the Prior Agreement. For the avoidance of doubt, as a result of the foregoing, the fraction referred to in clause (y) of the last sentence in Section 4.11(a) of the Prior Agreement shall be deemed to refer to a fraction, the numerator of which is the number of shares of Common Stock held by Purchaser (including Common Stock issued upon conversion of any Company Preferred Stock acquired pursuant to the Prior Agreement and Common Stock acquired pursuant to this Agreement) plus the number of shares of Common Stock represented by the Company Preferred Stock and Warrants issued pursuant to the Prior Agreement and held by Purchaser on an as-converted or as-exercised basis, as the case may be, and the denominator of which is the number of shares of Common Stock then outstanding plus the number of shares of Common Stock represented by the Company Preferred Stock and the Warrants issued pursuant to the Prior Agreement and held by Purchaser on an as-converted or as-exercised basis, as the case may be.

ARTICLE V
TERMINATION
     5.1 Termination. This Agreement may be terminated prior to the Closing:
          (a) by mutual written agreement of the Company and Purchaser;
          (b) by the Company or Purchaser, upon written notice to the other parties, in the event that the Closing does not occur on or before September 30, 2010; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or
          (c) by the Company or Purchaser, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.
          5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2(b) and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, however, that nothing herein shall relieve any party from liability for intentional breach of this Agreement.
ARTICLE VI
MISCELLANEOUS
     6.1 Survival.
          (a) Each of the representations and warranties set forth in this Agreement, other than those set forth in Section 2.2(i), shall survive the Closing under this Agreement but only for a period of two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.7.
          (b) Each of the representations and warranties set forth in Section 2.2(i) shall survive the Closing under this Agreement until the expiration of the applicable statute of limitations (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.7.

     6.2 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.
     6.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
     6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Massachusetts law are applicable). The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.
     6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	If to Purchaser:

BP Holdco, L.P.

c/o The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, D.C. 20004-2505

Attn: Randal Quarles

Telephone: (202) 729-5185

Fax: (202) 347-1818

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Lee Meyerson

Maripat Alpuche

Telephone: (212) 455-2000

Fax: (212) 455-2502

(b)	If to the Company:

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, MA 02109

Attn: Margaret W. Chambers, Esq.

Telephone: (617) 646-4822

Fax: (617) 912-4491

with a copy to (which copy alone shall not constitute notice):

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn: William P. Mayer

Paul W. Lee

Michael J. Kendall

Telephone: (617) 570-1000

Fax: (617) 523-1231
     6.8 Entire Agreement; Assignment. (a) This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) and any other agreements executed on the date hereof by the parties hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided, however, that

Purchaser may assign its rights and obligations under this Agreement to any Affiliate, but only if the assignee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such assignee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder.
     6.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
     (a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control”(including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;
     (b) the word “or” is not exclusive;
     (c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;
     (d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
     (e) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the Commonwealth of Massachusetts generally are authorized or required by law or other governmental action to close;
     (f) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;
     (g) to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Exchange Act, but excluding any Vice President or Secretary) of the Company; and

          (h) a person shall be deemed to “Beneficially Own” any securities of which such person is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act.
          6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
          6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
          6.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 4.7 and 4.9 shall inure to the benefit of the persons referred to in that Section.
          6.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.
          6.14 Certain Adjustments. If the representations and warranties set forth in Section 2.2(b) are not true and correct in all respects as of the Closing Date, the number of shares of Common Stock to be purchased by Purchaser pursuant to this Agreement shall be, at Purchaser’s option, proportionately adjusted to provide Purchaser with the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.
          6.15 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

          6.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
          6.17 Gross-Up Rights under the Prior Agreement. The parties agree (a) that the consummation of the transactions contemplated by this Agreement shall be deemed to satisfy in full the rights and obligations of the parties pursuant to Section 4.11 of the Prior Agreement, and (b) regardless of whether the transactions contemplated hereby differ from the transactions contemplated by Section 4.11 of the Prior Agreement, effective upon consummation of the transactions contemplated hereby in accordance with the terms hereof, Purchaser hereby unconditionally and irrevocably waives, on its own behalf and on behalf of each of its Affiliates, any and all rights held by the Gross-Up Entity (as defined in the Prior Agreement) pursuant to Section 4.11 of the Prior Agreement with respect to the Public Offering, including, but not limited to, any rights to notice, preemptive rights and rights of participation, first offer and/or first refusal that may be applicable to the Public Offering. The foregoing waiver shall not constitute a waiver of any rights of Purchaser or any Gross-Up Entity pursuant to Section 4.11 with respect to any offering other than the Public Offering, which rights shall remain in effect with respect to all future offerings or sales of New Securities in accordance with the terms of the Prior Agreement, as supplemented by Section 4.11 of this Agreement, and shall not constitute a waiver of any rights or terms in connection with the Public Offering except as expressly contemplated hereby.
[Signature page follows]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
By:	/s/ David J. Kaye
	Name:	David J. Kaye
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Investment Agreement]

BP HOLDCO, L.P.

By:	TCG FINANCIAL SERVICES L.P.,
its general partner

By:	CARLYLE FINANCIAL SERVICES,
LTD., its general partner

By:	/s/ Randal Quarles
	Name:	Randal Quarles
	Title:	Managing Director

[Signature Page to Investment Agreement]